Exhibit 4.5

DESCRIPTION OF SECURITIES

We are a Nevada corporation and our affairs are governed by our amended and restated articles of incorporation and the NRS. We are authorized to issue 100,000,000 shares of common stock, as well as 4,000,000 shares of preferred stock, $0.0001 par value each. The following description summarizes certain terms of our capital stock as set out more particularly in our amended and restated articles of incorporation. Because it is only a summary, it may not contain all the information that is important to you.

Units

Public Units

Each unit has an offering price of $10.00 and consists of one share of common stock and one public right. Each right entitles the holder thereof to receive one-tenth (1/10) of a share of common stock upon consummation of our initial business combination. We will not issue fractional shares. As a result, you must hold rights in multiples of 10 in order to receive shares for all of your rights upon closing of a business combination.

Underwriter Units

The Underwriter Units (including the Underwriter Rights or Underwriter Shares issuable upon exercise of such rights) will not be transferable, assignable or salable until after the completion of our initial business combination. Otherwise, the Underwriter Units are identical to the units sold in our initial public offering except that the Underwriter Units (i) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holders until after the completion of our initial business combination and (ii) will be entitled to registration rights.

Private Units

The private units (including the private rights or private shares issuable upon conversion of such rights) will not be transferable, assignable or salable until 30 days after the completion of our initial business combination (except, among other limited exceptions, to our officers and directors and other persons or entities affiliated with our sponsor). The private units are otherwise identical to the units sold in our initial public offering.

EarlyBird Units

The EarlyBird Units are identical to the private units.

Working Capital Loan Units

In order to finance transaction costs in connection with an intended initial business combination, our sponsor or an affiliate of our sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. Up to $1,500,000 of such loans may be convertible into units at a price of $10.00 per unit at the option of the lender.

The units issuable upon the conversion of working capital loans (the “working capital loan units”) will not be transferable, assignable or salable until 30 days after the completion of our initial business combination. Otherwise, the working capital loan units are identical to the units sold in our initial public offering except that the securities underlying the working capital loan units will be entitled to registration rights.

Additionally, the units that have not already been separated will automatically separate into their component parts in connection with the completion of our initial business combination and will no longer be listed thereafter.

Common Stock

Stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders. Holders of common stock (including the founder shares, private placement shares and Underwriter Shares) will vote together as a single class on all matters submitted to a vote of our stockholders except as required by law. Unless specified in our amended and restated articles of incorporation, or as required by applicable provisions of the NRS or applicable stock exchange rules, the affirmative vote of a majority of our shares of common stock that are voted is required to approve any such matter voted on by our stockholders. Our board of directors is divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. Our stockholders are entitled to receive ratable dividends when, as and if declared by the board of directors out of funds legally available therefor.

Because our amended and restated articles of incorporation authorize the issuance of up to 100,000,000 shares of common stock, if we were to enter into a business combination, we may (depending on the terms of such a business combination) be required to increase the number of shares of common stock which we are authorized to issue at the same time as our stockholders vote on the business combination to the extent we seek stockholder approval in connection with our initial business combination. Our board of directors is divided into three classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a three-year term.

In accordance with Nasdaq corporate governance requirements, we are not required to hold an annual meeting until one year after our first fiscal year end following our listing on the Nasdaq. We may not hold an annual meeting to appoint new directors prior to the consummation of our initial business combination.

We will provide our public stockholders with the opportunity to redeem all or a portion of their public shares (up to an aggregate of 15% for each public stockholder of the shares sold in our initial public offering) upon the completion of our initial business combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account calculated as of two business days prior to the consummation of our initial business combination, including interest earned on the funds held in the trust account (which interest shall be net of funds withdrawn for working capital purposes (not to exceed $1,000,000 annually) and taxes payable), divided by the number of then outstanding public shares, subject to the limitations described herein. The amount in the trust account is initially anticipated to be $10.10 per public share (or $10.087 per share if the underwriters exercise their over-allotment option in full). Our initial stockholders, sponsor, officers and directors have entered into a letter agreement with us, pursuant to which they have agreed to waive their redemption rights with respect to any founder shares and public shares they hold in connection with the completion of our initial business combination. In addition, the underwriters have agreed to (i) waive their redemption rights with respect to their Underwriter Shares in connection with the completion of our initial business combination, (ii) waive their redemption rights with respect to their Underwriter Shares in connection with a stockholder vote to approve an amendment to our amended and restated articles of incorporation (A) to modify the substance or timing of our obligation to redeem 100% of our public shares if we do not complete our initial business combination within 24 months from the closing of our initial public offering (or such later date pursuant to an approved extension) or (B) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity and (iii) waive their rights to liquidating distributions from the trust account with respect to their Underwriter Shares if we fail to complete our initial business combination within 24 months from the closing of our initial public offering (or such later date pursuant to an approved extension). In addition, the underwriters have agreed to vote any Underwriter Shares held by them in favor of our initial business combination. Unlike many special purpose acquisition companies that hold stockholder votes and conduct proxy solicitations in conjunction with their initial business combinations and provide for related redemptions of public shares for cash upon completion of such initial business combinations even when a vote is not required by law, if a stockholder vote is not required by law and we do not decide to hold a stockholder vote for business or other legal reasons, we will, pursuant to our amended and restated articles of incorporation, conduct the redemptions pursuant to the tender offer rules of the SEC, and file tender offer documents with the SEC prior to completing our initial business combination. Our amended and restated articles of incorporation requires these tender offer documents to contain substantially the same financial and other information about our initial business combination and the redemption rights as is required under the SEC’s proxy rules. If, however, a stockholder approval of the transaction is required by law, or we decide to obtain stockholder approval for business or other legal reasons, we will, like many special purpose acquisition companies, offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If we seek stockholder approval, we will complete our initial business combination only if a majority of the shares of common stock voted are voted in favor of our initial business combination. However, the participation of our sponsor, officers, directors, advisors or their affiliates in privately-negotiated transactions, if any, could result in the approval of our initial business combination even if a majority of our public stockholders vote, or indicate their intention to vote, against such initial business combination. For purposes of seeking approval of the majority of our outstanding shares of common stock, non-votes will have no effect on the approval of our initial business combination once a quorum is obtained.

If we seek stockholder approval of our initial business combination and we do not conduct redemptions in connection with our initial business combination pursuant to the tender offer rules, our amended and restated articles of incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming its shares with respect to Excess Shares, without our prior consent. However, we would not be restricting our stockholders’ ability to vote all of their shares (including Excess Shares) for or against our initial business combination. Our stockholders’ inability to redeem the Excess Shares will reduce their influence over our ability to complete our initial business combination, and such stockholders could suffer a material loss in their investment if they sell such Excess Shares in open market transactions. Additionally, such stockholders will not receive redemption distributions with respect to the Excess Shares if we complete our initial business combination. And, as a result, such stockholders will continue to hold that number of shares exceeding 15% and, in order to dispose such shares would be required to sell their shares in open market transactions, potentially at a loss.

If we seek stockholder approval in connection with our initial business combination, our initial stockholders, sponsor, officers and directors and the underwriters have agreed to vote any founder shares and Underwriter Shares they hold and any public shares purchased during or after our initial public offering in favor of our initial business combination. Additionally, each public stockholder may elect to redeem their public shares irrespective of whether they vote for or against the proposed transaction. Public stockholders who sell or redeem their stock into their share of the trust account still have the right to convert the rights that they received as part of the units.

Pursuant to our amended and restated articles of incorporation, we have until the completion window to consummate our initial business combination. If we anticipate that we may be unable to consummate our initial business combination within such 24-month period, we may seek stockholder approval to amend our amended and restated articles of incorporation to extend the date by which we must consummate our initial business combination. If we seek stockholder approval for an extension, holders of public shares will be offered an opportunity to redeem their shares at a per share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned thereon (which interest shall be net of funds withdrawn for working capital purposes (not to exceed $1,000,000 annually) and taxes payable), divided by the number of then issued and outstanding public shares, subject to applicable law. If we are unable to complete our initial business combination within the completion window, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account (which interest shall be net of funds withdrawn for working capital purposes (not to exceed $1,000,000 annually) and taxes payable, and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, liquidate and dissolve, subject in each case to our obligations under Nevada law to provide for claims of creditors and the requirements of other applicable law. Our initial stockholders and the underwriters have entered into agreements with us, pursuant to which they have agreed to waive their rights to liquidating distributions from the trust account with respect to their founder shares and Underwriter Shares if we fail to complete our initial business combination within 24 months from the closing of our initial public offering (or such later date pursuant to an approved extension), or any extended period of time that we may have to consummate an initial business combination as a result of an amendment to our amended and restated articles of incorporation. However, if our initial stockholders or management team acquire public shares in or after our initial public offering, they will be entitled to liquidating distributions from the trust account with respect to such public shares if we fail to complete our initial business combination within the prescribed time period.

In the event of a liquidation, dissolution or winding up of the company after a business combination, our stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of shares, if any, having preference over the common stock. Our stockholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the common stock, except that we will provide our public stockholders with the opportunity to redeem their public shares (up to an aggregate of 15% for each public stockholder of the shares sold in our initial public offering) for cash at a per share price equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account (which interest shall be net of funds withdrawn for working capital purposes (not to exceed $1,000,000 annually) and taxes payable), divided by the number of then outstanding public shares, upon the completion of our initial business combination, subject to the limitations described herein.

Founder Shares

Except as described below, the founder shares are identical to the shares of common stock included in the units being sold in our initial public offering, and holders of founder shares have the same stockholder rights as public stockholders, except that (i) the founder shares are subject to certain transfer restrictions, as described in more detail below, and (ii) our initial stockholders, sponsor, officers and directors have entered into a letter agreement with us, pursuant to which they have agreed (A) to waive their redemption rights with respect to any founder shares and public shares they hold in connection with the completion of our initial business combination, (B) to waive their redemption rights with respect to any founder shares and public shares they hold in connection with a stockholder vote to approve an amendment to our amended and restated articles of incorporation to modify the substance or timing of our obligation to redeem 100% of our public shares if we have not consummated an initial business combination within 24 months from the closing of our initial public offering (or such later date pursuant to an approved extension), or with respect to any other material provisions relating to stockholders’ rights or pre-initial business combination activity and (C) to waive their rights to liquidating distributions from the trust account with respect to any founder shares they hold if we fail to complete our initial business combination within 24 months from the closing of our initial public offering (or such later date pursuant to an approved extension) or any extended period of time that we may have to consummate an initial business combination as a result of an amendment to our amended and restated articles of incorporation, although they will be entitled to liquidating distributions from the trust account with respect to any public shares they hold if we fail to complete our initial business combination within such time period. If we submit our initial business combination to our public stockholders for a vote, our initial stockholders have agreed to vote their founder shares and any public shares purchased during or after our initial public offering in favor of our initial business combination.

With certain limited exceptions, the founder shares are not transferable, assignable or salable (except to our officers and directors and other persons or entities affiliated with our sponsor or Mr. Jaigobind, each of whom will be subject to the same transfer restrictions) until the earlier of: (i) with respect to 50% of the founder shares, the earlier of (x) twelve months after the date of the consummation of an initial business combination or (y) the date on which the closing price of our common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after our initial business combination and (ii) with respect to the remaining 50% of the founder shares, twelve months after the date of the consummation of our initial business combination, provided, if we consummate a transaction after our initial business combination which results in our stockholders having the right to exchange their shares for cash, securities or other property, the founder shares will be released from the lock-up.

EarlyBird Shares

The EarlyBird Shares are identical to the shares included in the units sold in our initial public offering, except that the EarlyBird Shares will not be transferable, assignable or salable until 30 days after the completion of our initial business combination (except, among other limited exceptions, to the officers and directors and other persons or entities affiliated with EarlyBirdCapital, Inc.

Underwriter Shares

The Underwriter Shares will not be transferable, assignable or salable until after the completion of our initial business combination. ThinkEquity has agreed to (i) waive their redemption rights with respect to their Underwriter Shares in connection with the completion of our initial business combination, (ii) waive their redemption rights with respect to their Underwriter Shares in connection with a stockholder vote to approve an amendment to our amended and restated articles of incorporation (A) to modify the substance or timing of our obligation to redeem 100% of our public shares if we do not complete our initial business combination within 24 months from the closing of our initial public offering (or such later date pursuant to an approved extension), or (B) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity and (iii) waive their rights to liquidating distributions from the trust account with respect to their Underwriter Shares if we fail to complete our initial business combination within 24 months from the closing of our initial public offering (or such later date pursuant to an approved extension). The shares have been deemed compensation by FINRA and are therefore subject to a lock-up for a period of 180 days immediately following the date of the prospectus for our initial public offering pursuant to Rule 5110(e)(1) of FINRA’s Conduct Rules. Pursuant to FINRA Rule 5110(e)(1), these securities will not be the subject of any hedging, short sale, derivative, put or call transaction that would result in the economic disposition of the securities by any person for a period of 180 days immediately following the date of the prospectus for our initial public offering, nor may they be sold, transferred, assigned, pledged or hypothecated for a period of 180 days immediately following the effective date of the registration statement for our initial public offering except to any underwriter and selected dealer participating in the offering and their bona fide officers or partners. Otherwise, the Underwriter Shares are identical to the shares of common stock underlying the units sold in our initial public offering.

Preferred Stock

Our amended and restated articles of incorporation authorize 4,000,000 shares of preferred stock and provides that shares of preferred stock may be issued from time to time in one or more series. Our board of directors will be authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our board of directors will be able to, without stockholder approval, issue shares of preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of our board of directors to issue shares of preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no preferred shares outstanding at the date hereof. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future. No shares of preferred stock are being issued or registered in our initial public offering.

Warrants

$15 Exercise Price Warrants

Each $15 Exercise Price Warrant entitles the registered holder to purchase one share of common stock at a price of $15.00 per share at any time commencing on the later of 12 months from the closing of our initial public offering and 30 days after the completion of our initial business combination, provided in each case that we have an effective registration statement under the Securities Act covering the shares of common stock issuable upon exercise of the warrants and a current prospectus relating to them is available (or we permit holders to exercise their warrants on a cashless basis under the circumstances specified in the warrant agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder.

The $15 Exercise Price Warrants (including the common stock issuable upon exercise such warrants) will not be transferable, assignable or salable until 30 days after the completion of our initial business combination (except, among other limited exceptions as described under “Principal Stockholders — Transfers of Founder Shares and 15 Exercise Price Warrants,” to our officers and directors and other persons or entities affiliated with the initial purchasers of the 15 Exercise Price Warrants) and they will not be redeemable by us and will be exercisable on a cashless basis. In addition, the $15 Exercise Price Warrants will expire at 5:00 p.m. New York City Time ten years after the consummation our initial business combination.

If holders of the $15 Exercise Price Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the excess of the “fair market value” of our common stock (defined below) over the exercise price of the warrants by (y) the fair market value. The “fair market value” will mean, as of any date, the average last reported sale price of the common stock as reported during the ten (10) trading day period ending on the trading day prior to such date.

Our initial stockholders have agreed not to transfer, assign or sell any of the $15 Exercise Price Warrants (including the common stock issuable upon exercise of any of these warrants) until the date that is 30 days after the date we complete our initial business combination, except that, among other limited exceptions, transfers can be made to our officers and directors and other persons or entities affiliated with the sponsor.

We have agreed that as soon as practicable, but in no event later than fifteen (15) business days after the completion of our initial business combination, we will use our best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the common stock issuable upon exercise of the warrants. We will use our best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement.

Rights

Except in cases where we are not the surviving company in a business combination, each holder of a right will automatically receive one-tenth (1/10) of a share of common stock upon consummation of our initial business combination, even if the holder of a public right converted all shares of common stock held by him, her or it in connection with the initial business combination or an amendment to our articles of incorporation with respect to our pre-business combination activities. In the event we will not be the surviving company upon completion of our initial business combination, each holder of a right will be required to affirmatively convert his, her or its rights in order to receive the one-tenth (1/10) of a share underlying each right upon consummation of the business combination. No additional consideration will be required to be paid by a holder of rights in order to receive his, her or its additional shares of common stock upon consummation of an initial business combination. The shares issuable upon exchange of the rights will be freely tradable (except to the extent held by affiliates of ours). If we enter into a definitive agreement for a business combination in which we will not be the surviving entity, the definitive agreement will provide for the holders of rights to receive the same per share consideration the holders of the common stock will receive in the transaction on an as-converted into common stock basis.

We will not issue fractional shares in connection with an exchange of rights. Fractional shares will either be rounded down to the nearest whole share or otherwise addressed in accordance with the applicable provisions of the Delaware General Corporation Law. As a result, you must hold rights in multiples of 10 in order to receive shares for all of your rights upon closing of a business combination. If we are unable to complete an initial business combination within the required time period and we liquidate the funds held in the trust account, holders of rights will not receive any of such funds with respect to their rights, nor will they receive any distribution from our assets held outside of the trust account with respect to such rights, and the rights will expire worthless. Further, there are no contractual penalties for failure to deliver securities to the holders of the rights upon consummation of an initial business combination. Additionally, in no event will we be required to net cash settle the rights. Accordingly, the rights may expire worthless.

Dividends

We have not paid any cash dividends on our common stock to date and do not intend to pay cash dividends prior to the closing of a business combination. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of a business combination. The payment of any cash dividends subsequent to a business combination will be within the discretion of our board of directors at such time. If we increase or decrease the size of our initial public offering, then we will effect a stock dividend or share contribution back to capital or other appropriate mechanism, as applicable, with respect to our founder shares immediately prior to the consummation of the offering in such amount as to maintain the number of founder shares at 20.0% of our issued and outstanding common stock upon the consummation of our initial public offering (not including the shares of common stock underlying the Underwriter Units, the private units, or the units issuable upon conversion of working capital loans). Further, if we incur any indebtedness, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection therewith.

Our Transfer Agent, Warrant Agent and Rights Agent

The transfer agent for our common stock, warrant agent for our warrants, and rights agent for our rights is Continental Stock Transfer & Trust Company. We have agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent, warrant agent, and rights agent, its agents and each of its stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity. Continental Stock Transfer & Trust Company has agreed that it has no right of set-off or any right, title, interest or claim of any kind to, or to any monies in, the trust account, and has irrevocably waived any right, title, interest or claim of any kind to, or to any monies in, the trust account that it may have now or in the future. Accordingly, any indemnification provided will only be able to be satisfied, or a claim will only be able to be pursued, solely against us and our assets outside the trust account and not against the any monies in the trust account or interest earned thereon.

Amended and Restated Articles of incorporation

Our amended and restated articles of incorporation contains certain requirements and restrictions relating to our initial public offering that will apply to us until the completion of our initial business combination. These provisions cannot be amended without the approval of the holders of 65% of our common stock. Our initial stockholders, who will collectively beneficially own 20% of our common stock upon the closing of our initial public offering (assuming they do not purchase any units in our initial public offering and excluding the shares of common stock underlying the public rights, the Underwriter Units, EarlyBird Units, the private units, the $15 Exercise Price Warrants or the units issuable upon conversion of working capital loans), may participate in any vote to amend our amended and restated articles of incorporation and will have the discretion to vote in any manner they choose. Specifically, our amended and restated articles of incorporation provide, among other things, that:

●	If we are unable to complete our initial business combination within 24 months from the closing of our initial public offering (or such later date pursuant to an approved extension), we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account (which interest shall be net of funds withdrawn for working capital purposes (not to exceed $1,000,000 annually) and taxes payable, and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, liquidate and dissolve, subject in each case to our obligations under Nevada law to provide for claims of creditors and in all cases subject to the requirements of other applicable law;

●	Prior to our initial business combination, we may not issue additional securities that would entitle the holders thereof to (i) receive funds from the trust account or (ii) vote as a class with our public shares (a) on our initial business combination or (b) to approve an amendment to our amended and restated articles of incorporation to (x) extend the time we have to consummate a business combination beyond 24 months from the closing of our initial public offering (or such later date pursuant to an approved extension) or (y) amend the foregoing provisions;

●	Although we do not intend to enter into a business combination with a target business that is affiliated with our sponsor, our directors or our executive officers, we are not prohibited from doing so. In the event we enter into such a transaction, we, or a committee of independent directors, will obtain an opinion from an independent investment banking firm which is a member of FINRA or a valuation or appraisal firm that such a business combination is fair to our company from a financial point of view;

●	If a stockholder vote on our initial business combination is not required by law and we do not decide to hold a stockholder vote for business or other legal reasons, we will offer to redeem our public shares pursuant to Rule 13e-4 and Regulation 14E of the Exchange Act, and will file tender offer documents with the SEC prior to completing our initial business combination which contain substantially the same financial and other information about our initial business combination and the redemption rights as is required under Regulation 14A of the Exchange Act. Whether or not we maintain our registration under the Exchange Act or our listing on NASDAQ, we will provide our public stockholders with the opportunity to redeem their public shares (up to an aggregate of 15% for each public stockholder of the shares sold in our initial public offering) by one of the two methods listed above

●	So long as we maintain a listing for our securities on NASDAQ, NASDAQ rules require that we must not consummate an initial business combination with one or more operating businesses or assets with a fair market value of at least 80% of the assets held in the trust account (net of amounts disbursed to management for working capital purposes, if permitted) at the time of the agreement to enter into the initial business combination;

●	If our stockholders approve an amendment to our amended and restated articles of incorporation to modify the substance or timing of our obligation to redeem 100% of our public shares if we do not complete our initial business combination within 24 months from the closing of our initial public offering (or such later date pursuant to an approved extension), or with respect to any other material provisions relating to stockholders’ rights or pre-initial business combination activity, we will provide our public stockholders with the opportunity to redeem all or a portion of their common stock (up to an aggregate of 15% for each public stockholder of the shares sold in our initial public offering) upon such approval at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account (which interest shall be net of funds withdrawn for working capital purposes (not to exceed $1,000,000 annually) and taxes payable), divided by the number of then outstanding public shares, subject to the limitations described herein; and

●	We will not effectuate our initial business combination with another blank check company or a similar company with nominal operations.

Certain Anti-Takeover Provisions of Nevada law and our Amended and Restated Articles of Incorporation and Bylaws

Business Combinations

We will be subject to the provisions of Sections 78.411 to 78.444, inclusive, of the NRS regulating corporate takeovers upon completion of our initial public offering. This statute generally prohibits a Nevada corporation with at least 200 stockholders of record from engaging in various “combination” transactions with any interested stockholder for a period of up to four years after the date of the transaction in which the person first became an interested stockholder, unless the combination or transaction was approved by the board of directors before such person became an interested stockholder or the combination is approved by the board of directors, if within two years after the date in which the person became an interested stockholder, and is approved by the affirmative vote of stockholders representing at least 60% (for a combination within two years after the date of the transaction in which the person first became an interested stockholder) or a majority (for combinations between two and four years after the date of the transaction in which the person first became an interested stockholder) of the outstanding voting power held by disinterested stockholders. Alternatively, a corporation may engage in a combination with an interested stockholder more than two years after such person becomes an interested stockholder if:

●	the consideration to be paid to the holders of the corporation’s stock, other than the interested stockholder, is at least equal to the highest of: (a) the highest price per share paid by the interested stockholder within the two years immediately preceding the date of the announcement of the combination or the transaction in which it became an interested stockholder, whichever is higher, plus interest compounded annually and less certain dividends paid, (b) the market value per share of common stock on the date of announcement of the combination or the date the interested stockholder acquired the shares, whichever is higher, plus interest compounded annually and less certain dividends paid, or (c) for holders of preferred stock, the highest liquidation value of the preferred stock (plus accrued preferred dividends declared or due to such holders, unless such preferred dividends are already included in such liquidation value), if it is higher; and

●	the interested stockholder has not become the owner of any additional voting shares since the date of becoming an interested stockholder except by certain permitted transactions.

A “combination” is generally defined to include (i) mergers or consolidations with the “interested stockholder” or an affiliate or associate of the interested stockholder, (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets of the corporation, in one transaction or a series of transactions, to or with the interested stockholder or an affiliate or associate of the interested stockholder: (a) having an aggregate market value equal to 5% or more of the aggregate market value of the assets (determined on a consolidated basis) of the corporation, (b) having an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation or (c) representing more than 10% of the earning power or net income (determined on a consolidated basis) of the corporation, (iii) any issuance or transfer of securities to the interested stockholder or an affiliate or associate of the interested stockholder, in one transaction or a series of transactions, having an aggregate market value equal to 5% or more of the aggregate market value of all of the outstanding voting shares of the corporation (other than under the exercise of warrants or rights to purchase shares offered, or a dividend or distribution made pro rata to all stockholders of the corporation), (iv) adoption of a plan or proposal for liquidation or dissolution of the corporation with the interested stockholder or an affiliate or associate of the interested stockholder under any agreement, arrangement or understanding, whether or not in writing, and (v) certain other transactions having the effect of increasing the proportionate share of voting securities beneficially owned by the interested stockholder or an affiliate or associate of the interested stockholder.

In general, an “interested stockholder” means any person who (i) beneficially owns, directly or indirectly, 10% or more of the voting power of the outstanding voting shares of a corporation, or (ii) is an affiliate or associate of the corporation that beneficially owned, within two years prior to the date in question, 10% or more of the voting power of the then-outstanding shares of the corporation.

We have opted out of the protections of Sections 78.411 to 78.444, inclusive, of the NRS in our amended and restated articles of incorporation until our founder ceases to beneficially own at least 15% of our outstanding shares of common stock.

Our authorized but unissued common stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Control Share Acquisitions

The “control share” provisions of Sections 78.378 to 78.3793, inclusive, of the NRS apply to “issuing corporations” that are Nevada corporations doing business, directly or through an affiliated corporation, in Nevada, and having at least 200 stockholders of record, including at least 100 of whom have addresses in Nevada appearing on the stock ledger of the corporation at all times during the 90 immediately preceding days. We will not be subject to these “control share” provisions unless we do business in Nevada. The control share statute prohibits an acquirer, under certain circumstances, from voting its “control shares” of an issuing corporation’s stock after crossing certain ownership threshold percentages, unless the acquirer obtains approval of the issuing corporation’s disinterested stockholders or unless the issuing corporation amends its articles of incorporation or bylaws within 10 days of the acquisition. The statute specifies three thresholds: one-fifth or more but less than one-third, one-third but less than a majority, and a majority or more, of the outstanding voting power of a corporation in the election of directors. Generally, once an acquirer crosses one of the foregoing thresholds, those shares acquired in an acquisition or offer to acquire in an acquisition and acquired within 90 days immediately preceding the date that the acquirer crosses one of the thresholds become “control shares,” and such control shares are deprived of the right to vote until disinterested stockholders restore the right. In addition, the corporation, if provided in its articles of incorporation or bylaws in effect on the tenth (10th) day following the acquisition of a controlling interest, may cause the redemption of all of the control shares at the average price paid for such shares if the acquirer does not deliver an “offeror’s statement” to the registered office of the corporation within 10 days following its acquisition of such “control shares” or, if such offeror’s statement is timely delivered, the stockholders do not accord the control shares full voting rights. If control shares are accorded full voting rights and the acquiring person has acquired a majority or more of all voting power, all other stockholders who did not vote in favor of authorizing voting rights to the control shares are entitled to demand payment for the fair value of their shares in accordance with statutory procedures established for dissenters’ rights.

We have opted out of these provisions in our amended and restated articles of incorporation until our founder ceases to beneficially own at least 15% of our outstanding shares of common stock.

Exclusive forum for certain lawsuits

Our amended and restated articles of incorporation requires, unless we consent in writing to the selection of an alternative forum, the Eighth Judicial District Court of Clark County, Nevada, shall, to the fullest extent permitted by law, be the exclusive forum for any or all actions, suits, proceedings, whether civil, administrative or investigative or that asserts any claim or counterclaim, (a) brought in the name or right of our company or on our behalf; (b) asserting a claim for breach of any fiduciary duty owed by any director, officer, employee or agent of our company to us or our stockholders; (c) arising or asserting a claim pursuant to any provision of Chapters 78 or 92A of the NRS or any provision of our amended and restated articles of incorporation or bylaws; (d) to interpret, apply, enforce or determine the validity of our amended and restated articles of incorporation or bylaws; or (e) asserting a claim governed by the internal affairs doctrine. In the event that the Eighth Judicial District Court of Clark County, Nevada does not have jurisdiction over any such action, then any other state district court located in the State of Nevada shall be the exclusive forum for such action. In the event that no state district court in the State of Nevada has jurisdiction over any such action, then a federal court located within the State of Nevada shall be the exclusive forum for such action. Notwithstanding the foregoing, our amended and restated articles of incorporation provides that this exclusive provision forum will not apply to suits arising under (i) the Exchange Act or any other claim for which federal courts have exclusive jurisdiction and (ii) the Securities Act.

Although we believe this provision benefits us by providing increased consistency in the application of Nevada law in the types of lawsuits to which it applies, a court (either in the State of Nevada or otherwise) may determine that this provision is unenforceable or inapplicable to a particular claim due to choice-of-law considerations. To the extent it is enforceable, the provision may have the effect of discouraging lawsuits against our directors and officers.

Special meeting of stockholders

Our bylaws provide that special meetings of our stockholders may be called only by a majority vote of our board of directors, by our Chief Executive Officer or by our Chairman.

Advance notice requirements for stockholder proposals and director nominations

Our bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be received by the company secretary at our principal executive offices not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day prior to the anniversary date of the immediately preceding annual meeting of stockholders. Pursuant to Rule 14a-8 under the Exchange Act, proposals seeking inclusion in our annual proxy statement must comply with the notice periods contained therein. Our bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

Action by written consent

Nevada law permits stockholder action by written consent unless the corporation’s articles of incorporation or bylaws provide otherwise. Pursuant to Section 78.320 of the NRS, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, if a written consent to such action is signed by the holders of outstanding stock having at least a majority of the voting power of all classes entitled to vote, or such different proportion that would be required for such an action at a meeting of the stockholders. Our amended and restated articles of incorporation provides that stockholder action by written consent will not be permitted and that all stockholder actions must be taken at a meeting of our stockholders other than with respect to any action required or permitted to be taken exclusively by holders of our founder shares (including the appointment or removal of directors prior to our initial business combination), in which case such action may be taken by written consent.

Common Stock Consent Right

For so long as shares of our common stock are outstanding, we may not amend, alter or repeal any provision in our amended and restated articles of incorporation so as to adversely affect the relative rights, preferences, qualifications, limitations or restrictions of either such class of common stock as compared to those of the other class of common stock without the affirmative vote of the holders of a majority of the voting power of the outstanding shares of each class of common stock whose relative rights, preferences, qualifications, limitations or restrictions are so affected.

Classified Board of Directors

Our board of directors will initially be divided into three classes, Class I, Class II and Class III, with members of each class serving staggered three-year terms. Our amended and restated articles of incorporation provides that the authorized number of directors may be changed only by resolution of the board of directors. Subject to the terms of any preferred stock, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class. Any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by vote of a majority of our directors then in office.

Registration Rights

The holders of the (i) founder shares, which were issued in a private placement prior to the closing of our initial public offering, (ii) $15 Exercise Price Warrants, which will be issued in a private placement simultaneously with the closing of our initial public offering and the shares of common stock underlying such $15 Exercise Price Warrants, (iii) Underwriter Shares and Underwriter Rights (and the shares of common stock underlying such Underwriter Rights), which will be issued as part of the Underwriter Units in a private placement simultaneously with the closing of our initial public offering, (iv) EarlyBird Shares and EarlyBird Rights (and the shares of common stock underlying such EarlyBird Rights), which will be issued as part of the EarlyBird Units in a private placement simultaneously with the closing of our initial public offering, (v) private shares and (vi) the shares of common stock and rights underlying the units that may be issued upon conversion of working capital loans will have registration rights to require us to register a sale of any of our securities held by them pursuant to a registration rights agreement to be signed prior to or on the effective date of our initial public offering. The holders of these securities are entitled to make up to three demands, excluding short form demands, that we register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to our completion of our initial business combination. We will bear the expenses incurred in connection with the filing of any such registration statements.

Listing of Securities

Our units, ordinary shares and rights are listed on NASDAQ under the symbols “FGMCU,” “FGMC” and “FGMCR,” respectively.